Exhibit 10.55

Annex D

FOURTH AMENDMENT TO THE
AMGEN INC.
CHANGE OF CONTROL SEVERANCE PLAN

     Section 1.(I) of the Amgen Inc. Change of Control Severance Plan (the “Plan”) is hereby amended and restated, effective June 1, 2004, as follows:

(I)	“Company” shall mean Amgen Inc., a Delaware corporation, and, except in determining under Section 1(F) hereof whether or not any Change of Control of the Company has occurred, shall include any successor to its business and/or assets. “Company” shall exclude any disregarded entity pursuant Treasury Regulations section 301.7701-3, unless the Plan is amended to designate the disregarded entity’s employees as Participants.

To record this Fourth Amendment to the Plan as set forth herein, the Company has caused its Authorized officer to execute this document this 9th day of June, 2004.

AMGEN INC.

By:	/s/ Brian McNamee

Title:	Senior Vice President, Human Resources